For Immediate Release

Michael Meyers, Vice President & CFO

12801 North Stemmons Freeway, Suite 821

Dallas, TX 75234-5879

Tel: 800-232-1490 x3023

MONITRONICS INTERNATIONAL, INC. ANNOUNCES RESULTS

FOR THIRD QUARTER OF FISCAL 2005

Dallas, Texas [June 20, 2005] -- Monitronics International, Inc., a leading national provider of security alarm monitoring services, today released its financial results for the three months and nine months ended March 31, 2005.

Third Quarter Results

Total revenues increased $3.6 million, or 10% to $41.5 million in the three months ended March 31, 2005 from $37.9 million in the three months ended March 31, 2004.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the three months ended March 31, 2005 was $28.8 million, an increase of 5.5% from $27.3 million for the three months ended March 31, 2004.

The Company reported a net loss of $1.3 million for the three months ended March 31, 2005 compared to a net income of $0.1 million for the same period last year.

Nine Months Results

Total revenues increased $12.2 million, or 11% to $123.4 million in the nine months ended March 31, 2005 from $111.2 million in the nine months ended March 31, 2004.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the nine months ended March 31, 2005 was $86.2 million, an increase of 8% from $79.8 million for the nine months ended March 31, 2004.

The Company reported a net loss of $2.7 million for the nine months ended March 31, 2005 compared to a net loss of $4.8 million for the same period last year. The larger loss was primarily due to last year's results including $8.8 million in expenses incurred in connection with our August 2003 refinancing.

Operations Perspective

Mr. James R. Hull, Chief Executive Officer of Monitronics, commented, "In the last two quarter reports we explained a slight increase in the 12-month attrition rate as a reaction to a change in the renewal policy and that we expected that change to be temporary as we canceled a specific, small number of accounts ahead of schedule. It now appears we were correct as the trailing 3-month annualized attrition rate has gone down from 15.4% for the three months ended December 31, 2004 to an annualized attrition rate of 12.5% for the three months ended May 31, 2005. We believe this policy change will continue to reduce our attrition rate in the long term."

EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. EBITDA is a key performance measure used in the security alarm monitoring industry and is one of the financial measures, subject to adjustments, by which our covenants are calculated under the agreements governing our debt obligations. EBITDA does not represent cash flow from operations as defined by GAAP, should not be construed as an alternative to net income, and is indicative neither of our operating performance nor of cash flows available to fund all of our cash needs. A table reconciling this measure to the appropriate GAAP measure is included in this press release.

Conference Call

Monitronics will hold a conference call on Monday, June 20, 2005 at 3:30 p.m. CDT (Central Daylight Time) to discuss the Company's third quarter fiscal 2005 financial performance. James R. Hull, President and Chief Executive Officer, and Michael R. Meyers, Vice President and Chief Financial Officer, will host the call. The call will be open to the public. The conference call can be accessed by calling 866-200-5866 and entering the participant pin #498418. Interested parties are encouraged to access the conference call 10-15 minutes prior to the start. A replay of the conference call will be available from 5:00 p.m. (CDT) June 20, 2005 through 12:00 a.m. (CDT) June 27, 2005 at 866-206-0193, access code 154954.

This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current assumptions and beliefs and are subject to risks, uncertainties and other factors, many of which are beyond the control of Monitronics. These risks and uncertainties include, without limitation, risks associated with our degree of leverage, our anticipated growth strategies, market trends and conditions in our business, our ability to acquire and integrate additional accounts, our rate of subscriber attrition, our ability to control costs and maintain quality, and competition. Actual results could differ materially from those anticipated, estimated or projected. Monitronics disclaims any obligation to update the information contained herein.

Monitronics International, Inc.

Statements of Operations

(Unaudited)

(In thousands, except subscriber accounts data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004

Revenue	$ 41,463	$ 37,862	$ 123,454	$ 111,248
Cost of services	4,714	4,277	14,176	12,243
Gross profit	36,749	33,585	109,278	99,005

Operating expenses:
Sales, general, and administrative	7,964	6,260	23,037	19,205
Depreciation	616	514	1,655	1,620
Amortization	19,849	17,584	58,152	51,167
	28,429	24,358	82,844	71,992
Operating income	8,320	9,227	26,434	27,013

Other expense:
Interest expense	10,235	9,003	30,394	25,626
Loss on debt refinancing	--	--	--	8,828
	10,235	9,003	30,394	34,454
Income (loss) before income taxes	(1,915)	224	(3,960)	(7,441)
Provision (benefit) from income taxes	(596)	79	(1,242)	(2,657)
Net income (loss)	$ (1,319)	$ 145	$ (2,718)	$ (4,784)

Subscriber accounts owned at period end	449,128	425,291	449,128	425,291

Monitronics International, Inc.

Balance Sheets

(In thousands)

	March 31, 2005	June 30, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 1,224	$ 1,645
Accounts receivable, net	6,240	5,924
Federal income tax receivable	10,243	11,739
Deferred income taxes	1,091	382
Prepaid expenses and other current assets	1,137	1,106
Total current assets	19,935	20,796

Property and equipment, net	5,458	4,111
Deferred income taxes	13,956	12,953
Subscriber accounts, net	443,764	434,467
Deferred financing costs, net	13,112	14,718
Goodwill	14,795	14,795
Total assets	$ 511,020	$ 501,840

Liabilities and Shareholders' Net Capital (Deficiency)
Current liabilities:
Accounts payable	$ 1,228	$ 1,671
Accrued expenses	1,898	1,943
Purchase holdbacks	7,477	10,386
Deferred revenue	5,671	5,245
Interest payable	3,215	7,234
Taxes payable	201	45
Current portion of long-term debt	1,830	1,750
Total current liabilities	21,520	28,274

Long-term debt, less current portion	404,951	379,207
Redeemable preferred stock, net	13,342	176,146

Commitments and contingencies

Total shareholders' net capital (deficiency)	71,207	(81,787)
Total liabilities and shareholders' net capital (deficiency)	$ 511,020	$ 501,840

Monitronics International, Inc.

Reconciliation of EBITDA to Net Income

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004

Net income (loss)	$ (1,319)	$ 145	$ (2,718)	$ (4,784)
Interest expense	10,235	9,003	30,394	25,626
Loss on debt refinancing	--	--	--	8,828
Provision (benefit) from income taxes	(596)	79	(1,242)	(2,657)
Depreciation	616	514	1,655	1,620
Amortization	19,849	17,584	58,152	51,167
EBITDA	$ 28,785	$ 27,325	$ 86,241	$ 79,800